NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS THIRD QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), February 16, 2012 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $341,000 or $0.17 per share for its third quarter ended January 31, 2012, compared to earnings of $325,000 or $0.15 per share for the same quarter last year.  The diluted earnings per share for the third quarter were $0.17 compared to $0.15 per share for the third quarter of last year.

For the nine months ended January 31, 2012, net income was $993,000 or $0.48 per share, compared to earnings of $1,046,000 or $0.50 per share for the same period last year.  On a diluted per share basis, earnings for the nine months were $0.48 per share compared to $0.50 per share for the same period last year.

Net interest income for the quarter ending January 31, 2012 decreased by $15,000 to $2.1 million.  This reduction was due to a decrease in the Company’s net interest margin, from 3.73% in the January, 2011 quarter to 3.62% in the January, 2012 quarter.  Average interest-earning assets for the period increased from $224.2 million for the quarter ended January 31, 2011 to $229.5 million for the quarter ended January 31, 2012 and average interest-bearing liabilities grew from $222.9 million for the quarter ended January 31, 2011 to $225.6 million for the quarter ended January 31, 2012.

Non-interest income for the quarter decreased by $32,000, primarily due to a decrease of $76,000 in gains on sales of investments, offset by an increase of $20,000 in gains on sales of residential mortgage loans.  Additionally, loan origination and other loan fees decreased by $2,000.  These decreases were offset by an increase of $4,000 in customer service fees and an increase of $4,000 in interchange income.  Finally, other income increased by $18,000, due primarily to an increase in the special dividend received from The Co-operative Central Bank, the excess deposit insurer of Mayflower Bank’s customers.

As compared to the same period last year, total operating expenses decreased by $143,000 for the quarter ended January 31, 2012.  This decrease was partially a result of a decrease of $120,000 in losses and expenses of other real estate owned, a decrease of $39,000 in FDIC assessments, and a decrease of $28,000 in occupancy and equipment expense.  These were offset by an increase of $34,000 in salary and benefit expense, and an increase of $10,000 in data processing and other operating expenses.

The provision for loan losses for the quarter ended January 31, 2012 was $90,000, compared to $20,000 for the quarter ended January 31, 2011.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the nine months ended January 31, 2012, net interest income was $6.3 million, a decrease of $98,000 compared to the prior year nine-month period.  This can be attributed to a decrease in the Company’s net interest margin, which declined from 3.77% for the nine months ended January 31, 2011 to 3.62% for nine months ended January 31, 2012.  Average interest-earning assets for the nine months ended January 31, 2012 were $231.7 million as compared to $226.2 million for the nine months ended January 31, 2011 and average interest-bearing liabilities were $228.7 million compared to $225.5 million for the same nine-month period one year ago.

For the nine months ended January 31, 2012, non interest income decreased by $156,000, primarily due to a decrease of $160,000 in gains on sales of residential mortgage loans, coupled with a decrease of $10,000 in loan origination and other loan fees.  Finally, customer service fees decreased by $31,000 due to reduced ATM surcharge income.  These decreases were partially offset by an increase of $10,000 in gains on sales of investment securities, an increase of $18,000 in interchange income, and an increase of $17,000 in other income.

Total operating expenses decreased by $162,000 to $6.0 million for the nine months ended January 31, 2012.  This decrease was attributable to a decrease of $54,000 in occupancy and equipment expense, a decrease of $125,000 in FDIC assessment expense, a decrease of $13,000 in data processing expense, and a decrease of $138,000 in losses and expenses of other real estate owned.  These decreases were partially offset by an increase of $93,000 in compensation and fringe benefit expense and an increase of $75,000 in other expenses, partially due to legal fees for delinquent loans.

The provision for loan losses for the nine-month period ended January 31, 2012 was $197,000, compared to $156,000 for the nine months ended January 31, 2011.  The allowance for loan losses as a percentage of net loans was 0.95% at January 31, 2012, compared to 0.98% at April 30, 2011.

Since the end of the April 30, 2011 fiscal year, total assets of the Company have increased by $829,000, ending at $247.7 million as of January 31, 2012.  During the nine-month period, cash and cash equivalents increased by $1.1 million while total investment securities decreased by $2.6 million.  During the nine months ended January 31, 2012, net loans receivable increased by $3.8 million.  This growth in loan balances is comprised of an increase of $6.4 million in residential mortgages outstanding as the Bank has elected to retain a larger percentage of new mortgage originations, and an increase of $209,000 in consumer loans.  Offsetting these increases were decreases of $1.5 million in net construction loan balances outstanding, $1.0 million in home equity loans and lines of credit, and $316,000 in commercial loans and mortgages.

During the nine months ended January 31, 2012, total deposits increased by $589,000.  This growth was comprised of an increase of $3.9 million in money market deposit accounts and an increase of $1.8 million in checking and savings accounts which was offset by a decrease of $5.2 million in certificates of deposit.  Advances and borrowings outstanding decreased by $1.0 million during the period.

As of January 31, 2012, non-performing assets totaled $922,000, compared to $2.9 million at April 30, 2011 and to $2.8 million at January 31, 2011.  The decrease from April 30, 2011 is the result of a reduction of $1.0 million in non-performing loans and a reduction of $945,000 in real estate acquired by foreclosure.  The allowance for loan losses as a percentage of non-performing loans was 185.2% at January, 2012, compared to 71.3% at April, 2011.

Total stockholders’ equity was $21.9 million at January 31, 2012, compared to $21.2 million at April 30, 2011.  Tier 1 capital to average assets stood at 8.42% at January 31, 2012, compared to 8.35% at April 30, 2011.  The increase in total equity is the result of net income for the nine months of $993,000, stock-based compensation credits of $17,000, and an increase of $190,000 in the net unrealized gain on securities available-for-sale.  An $0.18 dividend per share totaling $373,000 and Company stock repurchases totaling $102,000 partially offset these increases in total equity.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on March 9, 2012, to shareholders of record as of March 2, 2012.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	January 31,	April 30,
	2012	2011
ASSETS	(unaudited)	(audited)
Cash and cash equivalents:	(In Thousands)
Cash and due from banks	$3,635	$5,534
Interest-bearing deposits in banks	9,237	6,256
Total cash and cash equivalents	12,872	11,790
Investment securities:
Securities available-for-sale, at fair value	45,747	46,350
Securities held-to-maturity (fair value of $45,141 and $46,400, respectively)	43,523	45,554
Total investment securities	89,270	91,904
Loans receivable, net	128,259	124,497
Accrued interest receivable	855	891
Real estate held for investment	931	1,008
Real estate acquired by foreclosure	266	1,211
Premises and equipment, net	10,784	11,073
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,650	1,650
Refundable income taxes	248	134
Deferred income taxes	773	855
Other assets	1,355	1,421
Total assets	$247,712	$246,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$221,612	$221,023
Advances and borrowings	2,500	3,500
Advances from borrowers for taxes and insurance	340	154
Allowance for loan losses on off-balance sheet credit exposures	110	110
Accrued expenses and other liabilities	1,248	919
Total liabilities	225,810	225,706

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	-	-
Common stock $1.00 par value; authorized 15,000,000 shares; issued 2,063,443 at January 31, 2012 and 2,075,035 at April 30, 2011	2,063	2,075
Additional paid-in capital	4,322	4,326
Retained earnings	14,613	14,062
Accumulated other comprehensive income	904	714
Total stockholders' equity	21,902	21,177
Total liabilities and stockholders' equity	$247,712	$246,883

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Unaudited
	Three months ended		Nine months ended
	January 31,		January 31,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,730	$1,801	$5,198	$5,422
Securities held-to-maturity	332	349	1,058	1,151
Securities available-for-sale	344	396	1,125	1,306
Interest-bearing deposits in banks	6	5	24	17

Total interest income	2,412	2,551	7,405	7,896

Interest expense:
Deposits	304	412	1,018	1,334
Borrowed funds	30	46	91	168

Total interest expense	334	458	1,109	1,502

Net interest income	2,078	2,093	6,296	6,394

Provision for loan losses	90	20	197	156

Net interest income after provision for loan losses	1,988	2,073	6,099	6,238

Noninterest income:
Loan origination and other loan fees	24	26	75	85
Customer service fees	161	157	492	523
Gain on sales of mortgage loans	133	113	267	427
Gain on sales of investment securities	107	183	241	231
Interchange income	57	53	170	152
Other	76	58	120	103

Total noninterest income	558	590	1,365	1,521

Noninterest expense:
Compensation and fringe benefits	1,093	1,059	3,251	3,158
Occupancy and equipment	262	290	796	850
FDIC assessment	42	81	125	250
Data processing	97	98	276	289
Losses and expenses of other real estate owned	75	195	96	234
Other	454	443	1,426	1,351

Total noninterest expense	2,023	2,166	5,970	6,132

Income before income taxes	523	497	1,494	1,627

Provision for income taxes	182	172	501	581

Net income	$341	$325	$993	$1,046

Earnings per share (basic)	$0.17	$0.15	$0.48	$0.50

Earnings per share (diluted)	$0.17	$0.15	$0.48	$0.50

Weighted average basic shares outstanding	2,067	2,082	2,071	2,083
Diluted effect of outstanding stock options	3	-	3	-

Weighted average diluted shares outstanding	2,070	2,082	2,074	2,083

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Three months ended		Nine months ended
	January 31,		January 31,
	2012	2011	2012	2011
Key Performance Ratios
Dividends paid per share	$0.06	$0.06	$0.18	$0.18
Annualized return on average assets	0.55%	0.53%	0.53%	0.56%
Annualized return on average equity	6.29%	6.19%	6.15%	6.68%
Net interest spread	3.61%	3.73%	3.61%	3.76%
Net interest margin	3.62%	3.73%	3.62%	3.77%

Asset Quality
	January 31,	April 30,	January 31,
Non-performing assets	2012	2011	2011
Non-accrual loans	$656	$1,703	$1,542
Real estate acquired by foreclosure	266	1,211	1,211
	$922	$2,914	$2,753

Allowance for loan losses	$1,215	$1,214	$1,292

Asset Quality Ratios
Allowance for loan losses/net loans	0.95%	0.98%	1.01%
Allowance for loan losses/non-performing loans	185.21%	71.29%	83.79%

Non-performing loans/net loans	0.51%	1.37%	1.21%
Non-performing loans/total assets	0.26%	0.69%	0.63%

Non-performing assets/net loans	0.72%	2.34%	2.15%
Non-performing assets/total assets	0.37%	1.18%	1.12%

Tier 1 Capital to average assets	8.42%	8.35%	8.28%
Tier 1 Capital to risk weighted assets	15.66%	15.07%	14.74%
Book Value per Share	$10.61	$10.21	$10.04